EXHIBIT 10.3
METROCORP, INC.
Change of Control Severance Plan
     This Change of Control Severance Plan (the “Plan”) is adopted as of September 22, 2005 by Metrocorp, Inc., an Illinois corporation (the “Company”), for the benefit of the employees of the Company and its subsidiaries.
     WHEREAS, as part of its evaluation of all of its strategic alternatives, the Company has undertaken a process that might lead to a sale or other change of control of the Company and its subsidiaries;
     WHEREAS, in order to preserve stockholder value in the Company, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the employees of the Company and its subsidiaries will remain employed and that the Company and its subsidiaries will have the continued dedication of their employees, notwithstanding the possibility or occurrence of a sale of the Company and its subsidiaries.
     WHEREAS, the Board believes it is imperative (i) to diminish the inevitable and significant distractions of its employees and dilution of the time of its employees, by virtue of the personal uncertainties and risks created by a potential sale of the Company and its subsidiaries; and (ii) to encourage its employees’ full attention and dedication to the Company and its subsidiaries currently and in the event of any planned or pending sale; and
     WHEREAS, in order to accomplish the objectives described in the preceding recitals, the Board desires to cause the Company to adopt this Plan as set forth herein.
     NOW, THEREFORE, Board hereby adopts this Plan on behalf of the Company and its subsidiaries:
     1. Definitions. As used herein:
          (a) “Cause” means (i) any act of dishonesty taken by an Employee in connection with his responsibilities as an employee of the Company and its Subsidiaries which is intended to result in personal enrichment; (ii) an Employee’s conviction of a felony; (iii) willful misconduct by an Employee which is injurious to the Company and its Subsidiaries, or (iv) the continued failure of an Employee, who is employed in the same or similar employment position as he was employed on the date immediately preceding the Effective Date to substantially perform his obligations to the Company and its Subsidiaries considering the scope and importance of the Employee’s position after there has been delivered to the Employee a written demand for performance from the Company that describes the basis for the Company’s belief that the Employee has not substantially performed his duties and which includes a cure period of at least 30 days.
          (b) “Change of Control” means (i) the acquisition by any person or entity, or any group of persons or entities acting in concert (a “Person”) of direct or indirect beneficial ownership of 50% or more of the voting power or voting securities of the Company, not held by such Person as of the date of adoption of this Plan, (ii) the acquisition by any Person of direct or indirect beneficial ownership of 25% or more of the voting power or voting securities of the Company not held by such Person as of the date of adoption of this Plan and the subsequent election of a majority of the members of the Company’s Board of Directors who were not members of the Board for the 2-year period immediately preceding their election, (iii) a transfer of all or substantially all of the Company’s assets to another Person who is not a wholly-owned subsidiary of the Company, or (iv) merger or consolidation of the Company with another corporation where, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation will then be owned by the stockholders of the Company immediately prior to such merger or consolidation.
          (c) “Code” means the Internal Revenue Code of 1986, as amended.
          (d) “Effective Date” means the effective date of the first event to occur after the date of adoption of this Plan that constitutes a Change of Control.
          (e) “Employee” means any person employed by the Company and its Subsidiaries on the date immediately prior to the Effective Date. No person will be a participant in the Plan or eligible for a benefit under the Plan until and unless he is an Employee.
          (f) “Good Reason” means the occurrence of any of the following events: (i) a change in the location of the Employee’s place of employment to more than 55 miles from the Company’s current East Moline, Illinois headquarters without the Employee’s prior written consent; or (ii) a reduction of the Employee’s base pay or base salary by more than 10% on or after the Effective Date.
          (g) “Junior Officer” means an Employee who on the date immediately prior to the Effective Date is classified on the official organization chart of the Company or one of its Subsidiaries as an “officer” but at a level lower than Vice President.
          (h) “Medical Benefits” means coverage under a group health plan, as defined by Code Section 5000, that is maintained by the Company and its Subsidiaries on the date immediately preceding the date when an Employee terminates or resigns under the terms of this Plan.
          (i) “Non-Officer Employee” means an Employee who on the date immediately prior to the Effective Date is not a Junior Officer, Vice President or Senior Executive.
          (j) “Senior Executive” means an Employee who on the date immediately prior to the Effective Date is classified on the official organization chart of the Company or one of its Subsidiaries as a “Senior Vice President,” “General Counsel” or “President.”
          (k) “Subsidiaries” means Metrobank, N.A. and any other entity in which the Company owns greater than a majority of the outstanding voting securities.
          (l) “Vice President” means an Employee who on the date immediately prior to the Effective Date is classified on the official organization chart of the Company or one of its Subsidiaries as a “Vice President” but at a level lower than “Senior Vice President.”
     2. Non-Officer Employee Severance Rights. If a Non-Officer Employee is terminated without Cause or resigns for Good Reason during the 90 days immediately following the Effective Date, such Non-Officer Employee will be entitled to a payment calculated as follows:
          (a) such Non-Officer Employee’s then current daily base salary or base rate of pay, as applicable, at the time of his termination of or resignation from employment but without any reduction described in Section 1(f)(ii) of this Plan; times
          (b) the greater of (i) number of days remaining between the Non-Officer Employee’s termination of or resignation from employment and the 90-day anniversary of the Effective Date or (ii) 30 days (such period in (i) or (ii), as the case may be, referred to as the “Non-Officer Employee Severance Period”). The daily base rate of pay of an Employee who is classified by the Company as “part-time” on the date immediately preceding Effective Date will be determined for purposes of this Section 2 based upon the average daily hours worked by such Employee over the consecutive 12-month period ending on the day before his termination or resignation.
The Company will make this payment in a single lump sum to the Non-Officer Employee within 5 days of his last day of employment with the Company and any of its Subsidiaries.
     In addition, if COBRA coverage is timely elected for any Medical Benefits for the Non-Officer Employee, his spouse or any dependent for the Non-Officer Employee Severance Period, the Company will reimburse the Non-Officer Employee for the COBRA coverage premium timely paid for that period; provided, that the Non-Officer Employee provides the Company with reasonable documentation of any such premium payment within 2 months of its payment. In the event that the amount of any such reimbursed premium is includable in the Non-Officer Employee’s gross income for federal, state, or local income taxes or in his wages for employment tax purposes, the Company will pay to the Non-Officer Employee an additional amount such that the net amount retained by him (after deduction of these federal, state and local income and employment taxes and any related penalty and interest assessed for delinquent payment of these taxes) will be equal to the total premium payment reimbursed by the Company; provided, that the Non-Officer Employee provides the Company with reasonable documentation of the payment of such taxes, penalty and interest within 2 months of their payment. On the first payroll date in each calendar month, the Company will pay in a single sum all reimbursements or additional amounts provided under this paragraph for which the Non-Officer Employee has timely provided reasonable documentation to the Company since the first payroll date in the immediately preceding calendar month.
     3. Junior Officer Severance Rights. If a Junior Officer is terminated without Cause or resigns for Good Reason during the 6 consecutive months immediately following the Effective Date, such Junior Officer will be entitled to a payment calculated as follows:
          (a) such Junior Officer’s then current monthly base salary at the time of his termination of or resignation from employment but without any reduction described in Section 1(f)(ii) of this Plan; times
          (b) the number of full or partial months remaining between the Junior Officer’s termination of or resignation from employment and the 6-month anniversary of the Effective Date (“Junior Officer Severance Period”).
The Company will make this payment in a single lump sum to the Junior Officer within 5 days of his last day of employment with the Company and any of its Subsidiaries.
     In addition, if COBRA coverage is timely elected for any Medical Benefits for the Junior Officer, his spouse or any dependent for the Junior Officer Severance Period, the Company will reimburse the Junior Officer for any COBRA coverage premium timely paid for that period; provided, that the Junior Officer provides the Company with reasonable documentation of any such premium payment within 2 months of its payment. In the event that the amount of any such reimbursed premium is includable in the Junior Officer’s gross income for federal, state, or local income taxes or in his wages for employment tax purposes, the Company will pay to the Junior Officer an additional amount such that the net amount retained by him (after deduction of these federal, state and local income and employment taxes and any related penalty and interest assessed for delinquent payment of these taxes) will be equal to the total premium payment reimbursed by the Company; provided, that the Junior Officer provides the Company with reasonable documentation of the payment of such taxes, penalty and interest within 2 months of their payment. On the first payroll date in each calendar month, the Company will pay in a single sum all reimbursements or additional amounts provided under this paragraph for which the Junior Officer has timely provided reasonable documentation to the Company since the first payroll date in the immediately preceding calendar month.
     4. Vice President Severance Rights. If a Vice President is terminated without Cause or resigns for Good Reason during the 12 consecutive months immediately following the Effective Date, such Vice President will be entitled to a payment calculated as follows:
          (a) such Vice President’s then current monthly base salary at the time of his termination of or resignation from employment but without any reduction described in Section 1(f)(ii) of this Plan; times
          (b) the number of full or partial months remaining between the Vice President’s termination of or resignation from employment and the 12-month anniversary of the Effective Date (“Vice President Severance Period”).
The Company will make this payment in a single lump sum to the Vice President within 5 days of his last day of employment with the Company and any of its Subsidiaries.
     In addition, if COBRA coverage is timely elected for any Medical Benefits for the Vice President, his spouse or any dependent for the Vice President Severance Period, the Company will reimburse the Vice President for any COBRA coverage premium timely paid for that period; provided, that the Vice President provides the Company with reasonable documentation of any such premium payment within 2 months of its payment. In the event that the amount of any such reimbursed premium is includable in the Vice President’s gross income for federal, state, or local income taxes or in his wages for employment tax purposes, the Company will pay to the Vice President an additional amount such that the net amount retained by him (after deduction of these federal, state and local income and employment taxes and any related penalty and interest assessed for delinquent payment of these taxes) will be equal to the total premium payment reimbursed by the Company; provided, that the Vice President provides the Company with reasonable documentation of the payment of such taxes, penalty and interest within 2 months of their payment. On the first payroll date in each calendar month, the Company will pay in a single sum all reimbursements or additional amounts provided under this paragraph for which the Vice President has timely provided reasonable documentation to the Company since the first payroll date in the immediately preceding calendar month.
     5. Senior Executive Severance Rights. If a Senior Executive is terminated without Cause or resigns for Good Reason during the 24 consecutive months immediately following the Effective Date, such Senior Executive will be entitled to a payment calculated as follows:
          (a) such Senior Executive’s then current monthly base salary at the time of his termination of or resignation from employment but without any reduction described in Section 1(f)(ii) of this Plan; times
          (b) the number of full or partial months remaining between the Senior Executive’s termination of or resignation from employment and the 24-month anniversary of the Effective Date (“Senior Executive Severance Period”).
The Company will make this payment in a single lump sum to the Senior Executive within 5 days of his last day of employment with the Company and any of its Subsidiaries.

     In addition, if COBRA coverage is timely elected for any Medical Benefits for the Senior Executive, his spouse or any dependent for the Senior Executive Severance Period, the Company will reimburse the Senior Executive for any COBRA coverage premium timely paid for that period; provided, that the Senior Executive provides the Company with reasonable documentation of any such premium payment within 2 months of its payment. In the event that the amount of any such reimbursed premium is includable in the Senior Executive’s gross income for federal, state, or local income taxes or in his wages for employment tax purposes, the Company will pay to the Senior Executive an additional amount such that the net amount retained by him (after deduction of these federal, state and local income and employment taxes and any related penalty and interest assessed for delinquent payment of these taxes) will be equal to the total premium payment reimbursed by the Company; provided, that the Senior Executive provides the Company with reasonable documentation of the payment of such taxes, penalty and interest within 2 months of their payment. On the first payroll date in each calendar month, the Company will pay in a single sum all reimbursements or additional amounts provided under this paragraph for which the Senior Executive has timely provided reasonable documentation to the Company since the first payroll date in the immediately preceding calendar month.
     6. Excise Tax Issues. Notwithstanding anything in this Plan to the contrary, in the event it will be determined in good faith by the Company’s independent accountants prior to the Effective Date that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of any Employee is subject to the excise tax under Code Section 4999, then the amounts payable to such Employee under this Plan will be reduced to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to an Employee under this Plan (and no other payments) will be reduced, unless otherwise consented to by such Employee.
     7. Termination. If no Change of Control has occurred within 12 months after the date of adoption of this Plan, unless this Plan has been further extended by the Board, this Plan and all obligations of the Company hereunder will terminate and become void.
     8. Withholding. The Company will withhold from any benefit payment under this Plan all federal, state, and local taxes or other amounts as required pursuant to any law, governmental regulation or ruling. If any such taxes or other amounts are due with respect to any benefit earned by an Employee prior to the time of the benefit payment under this Plan, the Company will withhold from any other compensation or payment due to the Employee all federal, state, and local taxes or other amounts required to be withheld from that payment.
     9. Successors and Assigns. The obligations of the Company hereunder will be binding upon the Company and its successors and assigns, including but not limited to any successor of the Company upon a Change of Control.
     10. Amendment. After a Change of Control, no amendments, modifications additions, or deletions to this Plan will be effective unless made in writing and signed by any Employee affected by such change. Prior to a Change of Control, this Plan may be amended upon resolution of the Board; provided, however, that no such amendment will materially reduce the benefits provided hereunder.
     11. Administration. The Company will operate and administer the Plan. In its sole discretion, the Company will construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility for benefits payments and determine the amount, manner and time of benefits under the Plan terms. All determinations and interpretations of the Company will be consistently and uniformly applied to all employees and will be conclusive and binding on all parties. If any employee of the Company, or his representative, disagrees with any such construction, interpretation or determination by the Company, the employee or his representative, can make a claim for benefits under the separate claims procedures for this Plan, a copy of which can be obtained from the Chairman of the Board free of charge. By this reference, the separate claims procedures are incorporated into and made a part of this Plan.
     12. Governing Law. This Plan is a welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, and it will be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Illinois will apply, without regard to the conflict of laws principles.
     13. American Jobs Creation Act of 2004. Code Section 409A applies to benefits provided under this Plan. The provisions of this Plan are intended to comply with Section 409A and the guidance issued by the Internal Revenue Service and proposed and final regulations issued by the Treasury Department. These provisions will be consistently interpreted and applied by the Board so that benefits under this Plan will not be subject to taxation under Code Section 409A.
     14. Delayed Payment Date. Notwithstanding any provision to the contrary, any payment or reimbursement (or related additional amount) due under this Plan to a “specified employee” as defined by Code Section 409A(a)(2)(B)(i) (pertaining to payments to a key employee of a corporation whose stock is publicly traded on an established securities market or otherwise) will be made on the later of the date that it is to be paid under this Plan without regard to this Section 14 or on the Company’s first payroll date after the 6-month anniversary of the Employee’s last day of work with the Company and its Subsidiaries due to his termination of or resignation from employment under the terms of this Plan. Any payment delayed by the provisions of this Section 14 will be paid without interest.
     15. Miscellaneous.
          (a) The Plan is intended to be and at all times will be interpreted and administered as an unfunded, employee welfare benefit Plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. All Plan benefits will be paid from the Company’s general assets. The right of an Employee to receive any payment under the Plan will be an unsecured claim against the general assets of the Company. An Employee will have no right against any specific assets of the Company.
          (b) The Plan Year is the consecutive 12-month period beginning each November 1 and ending the following October 31; provided, that the first Plan Year will begin on September 22, 2005 and end the following October 31.
          (c) The Company is the Plan Administrator.
          (d) No Employee may anticipate, assign, or alienate (either at law or in equity) any benefit or right provided under the Plan. Any such anticipation, assignment or alienation will be null and void.
          (e) Nothing in this Plan will be construed to limit in any way the right of Company or any of its Subsidiaries to terminate the employment of an Employee at any time for any reason; or evidence any agreement or understanding, express or implied, that the Company or any of its subsidiaries will employ an Employee in any position or at any rate of remuneration or for any period of time.
          (f) The benefits provided under this Plan to an Employee are in addition to any benefit provided under the terms of any other plan maintained by the Company or any of its Subsidiaries.

          (g) As used in this Plan the term “and” means “and/or”, the singular includes the plural, and the masculine includes the feminine and neuter. Headings of sections are not to be considered in the construction and interpretation of the Plan.

METROCORP, INC.

By:	/s/ Gary D. Andersen

Title: President

Date: September 22, 2005

METROCORP, INC.
CHANGE OF CONTROL SEVERANCE PLAN
CLAIMS PROCEDURES
     These are the claims procedures for the Metrocorp, Inc. Change of Control Severance Plan or “Plan”. Unless otherwise provided, a capitalized term in these procedures has the same meaning as the meaning that is given to it in the Plan.
     The Company has the sole discretion to construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, to determine the benefit of any employee under the Plan terms — a “Claimant”. If a Claimant (or his representative) disagrees with any such construction, interpretation or determination by the Company, the Claimant can make a claim for benefits under these claims procedures.
Filing A Claim For Benefits
     A Claimant may submit to the Company a written claim for benefits under the Plan. The Company will evaluate the claim to determine if the Claimant is entitled to any benefit under the Plan terms. To make this determination, the Company may request that the Claimant provide it with additional information. If the Company determines that the Claimant is entitled to a benefit under the Plan, the Claimant will receive a statement describing this benefit, the method or methods of payment, the timing for his benefit payment and other relevant information. The Company has the sole discretion to interpret and apply the Plan terms, to decide all questions of eligibility, and determine the time and manner of benefit payments under the Plan terms.
Designation Of An Authorized Representative
     If a Claimant wishes to designate a representative to make a claim for benefits under the Plan or to appeal an adverse determination of a benefits claim on behalf of a Claimant, the Company will provide the Claimant with the appropriate forms for this designation. The Claimant must complete and return these forms to the Company before the Claimant’s representative can receive any information from the Company or any other fiduciary or representative about the Claimant’s claim for benefits under the Plan. All communications by the Company or any other fiduciary or representative about the Claimant’s claim will then be made with his or her authorized representative.
Claims Procedure
     If a claim for benefits is wholly or partially denied by the Company, the Board will provide the Claimant with a written notice of the Company’s denial within a reasonable period of time after the Board received the claim. The written notice must contain the following information:
(a)	The specific reason or reasons for the denial;

(b)	Specific reference to the Agreement provisions on which the denial is based;

(c)	A description of any additional material or information necessary to complete the claim for benefits and an explanation of why this material or information is necessary; and

(d)	An explanation of the steps to be taken if the Claimant wishes to submit the claim for review and the time limits that apply to the review procedures including a statement of his or her right to bring a civil action under ERISA in the event of a denial on review.
     The Company’s written notice of denial must be provided within 90 days of the date when the Claimant’s written claim was received by the Company, unless special circumstances require an extension of the period for processing the claim. If such an extension is required, the Company will provide a written notice of this extension to the Claimant prior to the expiration of the regular 90-day period specifying the circumstances that require the extension and the date upon which a final decision can be expected. In no event will the extension exceed 90 days from the end of the regular 90-day period.
     If notice of the denial of the Claimant’s claim is not provided by the Company within a reasonable time, as described above, his or her claim for benefits under the Agreement is deemed denied and the Claimant can then proceed to the review of his claim.
Review Procedure
     If a Claimant disagrees with the Company’s determination of his or her benefit or with any other decision that the Company makes regarding his benefits under the Plan, the Claimant must follow this appeal procedure. If a Claimant disagrees with the Company’s denial of his benefit claim, the Claimant must appeal the adverse determination in writing to the Company within 60 days after the receipt of the notice of denial (or, if applicable, within 60 days after the date on which the denial is considered to have occurred).
     If a Claimant appeals an adverse determination of his or her claim for benefits under the Plan, he must submit in writing the pertinent issues and comments regarding the denial to permit the examination of all facts and a final determination with respect to the Claimant’s claim for benefits. The Company will provide to the Claimant, upon written request and free of charge, copies of all documents, records and other information relevant to his claim.
     A Claimant’s appealed claim must receive a full and fair review that takes into account all comments, documents, records and other information that he or she submits relating to his or her claim, regardless of whether such information was submitted or considered in the initial benefit determination.
     In the case of an adverse determination, the Company will make a decision generally within 60 days of a request on appeal unless special circumstances make the rendering of a decision within the 60-day period not feasible. In any event, the Company must render a decision within 120 days after its receipt of a request for review. If an extension is required, the Company will provide a written notice of this extension to the Claimant prior to the expiration of the regular 60-day period specifying the circumstances that require the extension and the date upon which a final decision can be expected.
     If on review, the Company determines that a Claimant is entitled to a benefit, he will receive a statement describing this benefit, the method or methods of payment, the timing for his or her benefit payment and other relevant information.
     If on review, a Claimant’s claim for benefits is denied, the Company will provide the Claimant with adequate notice in writing setting forth the specific reasons for the denial and referring him or her to the pertinent provisions of the Plan supporting the denial. This notice will contain a statement that the Claimant will be provided, upon written request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to his or her claim, and a statement regarding the Claimant’s right to bring an action under ERISA.
     If notice of the denial of a Claimant’s claim is not provided by the Company within a reasonable time, as described above, his or her claim for benefits under the Plan is deemed denied and the Claimant can then proceed to bring an ERISA civil action in state or federal court.